UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

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REDWOOD TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Belvedere Place

Suite 300

Mill Valley, California 94941

(Address of principal executive offices and Zip Code)

(415) 389-7373

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Director.

On March 24, 2016, the Board of Directors of Redwood Trust, Inc. (the “Company”) announced that Debora D. Horvath has joined the Board of Directors, to fill the vacancy created by the Board’s decision to increase the size of the Board from nine directors to 10. Ms. Horvath will serve on the Board’s Audit Committee and Governance and Nominating Committee. Ms. Horvath is Principal of Horvath Consulting LLC, which she founded in 2010. From 2008 to 2010, Ms. Horvath served as an Executive Vice President of JP Morgan Chase & Co. From 2004 to 2008, Ms. Horvath served as an Executive Vice President and Chief Information Officer of Washington Mutual, Inc. Ms. Horvath is also a 25 year veteran of General Electric Company (“GE”), having served 12 years as a Senior Vice President and Chief Information Officer for the GE insurance businesses. Ms. Horvath has been a Director of StanCorp Financial Group, Inc. since 2013. She was a director of the Federal Home Loan Bank of Seattle from 2012 to January 2014. Ms. Horvath holds a B.A. from Baldwin Wallace University.

Ms. Horvath will receive compensation for her service as a director as described in the summary of compensation arrangements for non-employee directors set forth in the Company’s Proxy Statement for its 2015 Annual Meeting of Stockholders, a copy of which was filed with the SEC on March 20, 2015, including a pro rated amount of such compensation for her service from March 24, 2016 through the date of the Company’s 2016 Annual Meeting of Stockholders.

In connection with the appointment of Ms. Horvath as a director, the Company and Ms. Horvath will enter into an indemnification agreement, which generally requires the Company to indemnify and to advance expenses to Ms. Horvath to the maximum extent permitted by Maryland law. A copy of this form of indemnification agreement is filed as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on November 16, 2009.  A copy of the Company’s press release announcing the election of Ms. Horvath is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated March 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 25, 2016	REDWOOD TRUST, INC.

	By:	/s/ Andrew P. Stone
		Name:	Andrew P. Stone
		Title:	General Counsel and Secretary

Exhibit Index

Exhibit No.	Exhibit Title

99.1	Press Release dated March 25, 2016